AMENDMENT NO. 1
TO THE
FIFTH AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment No. 1 (the "Amendment") to the Fifth Amended and Restated Management Agreement effective as of January 1, 2015 (the "Management Agreement"), among Preferred Apartment Communities, Inc., a Maryland corporation (the "Company"), Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership ("PACOP"), and Preferred Apartment Advisors, LLC, a Delaware limited liability company (the "Manager"), is entered into as of February 22, 2016 ("Execution Date") effective as of January 1, 2016 (the "Effective Date"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Management Agreement.

WHEREAS, PACOP is governed by that certain Fifth Amended and Restated Agreement of Limited Partnership effective as of January 1, 2014 (as amended or modified, the "Partnership Agreement"); and

WHEREAS, upon the terms set forth in this Amendment, the Manager has agreed to amend certain terms related to certain fees payable to the Manager by the Company and PACOP.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, PACOP and the Manager agree to amend the Management Agreement as follows:

1.	Fee Modifications. Section 7 of the Management Agreement is hereby amended to:

a.	Delete in its entirety Section 7(a) and replace it with the following:

(a) Loan Origination Fee. The Company shall pay a Loan Origination Fee to the Manager or its assignees as compensation for services rendered in connection with the investigation, selection, documentation and funding of Real Estate Related Loans and other Investments that are loans. The total Loan Origination Fee payable to the Manager or its assignees shall equal 1.0% of the amount that may be advanced for a Real Estate Related Loan or other Investment that is a loan (the "Loan Amount"), along with reimbursement of Acquisition Expenses actually incurred by the Manager or any of its Affiliates in connection with such loan originations (other than those paid by the borrower). The amount originated shall equal the maximum amount that may be advanced for a Real Estate Related Loan or other Investment that is a loan, inclusive of expenses related thereto (other than those paid by the borrower), but exclusive of Loan Origination Fees. The Loan Amount allocable for an Investment held through a Joint Venture shall equal the product of (i) the amount that may be advanced for the Investment, determined as stated above, and (ii) the direct or indirect ownership percentage in the Joint Venture held by any Company Entity. For purposes of this paragraph, “ownership percentage” shall be the percentage of the equity investment by all Company Entities in the Joint Venture compared to the total of all equity investments in the Joint Venture. The Company shall pay to the Manager or its permitted assignees the Loan Origination Fee promptly upon the closing of the Investment.

b.	Add the following Section 7(k):

(k) Loan Coordination Fee. The Company will pay the Manager or its assignees a Loan Coordination Fee equal to 1.6% of: (1) the initial amount of new debt financed or outstanding debt assumed secured directly by any type of Real Estate Asset or Real Estate-Related Asset owned, directly or indirectly; (2) the additional amount of any supplemental financing secured directly by any type of Real Estate Asset or Real Estate-

Related Asset owned, directly or indirectly; (3) for any acquisition (by purchase, investment or exchange) of a Real Estate Asset or Real-Estate Related Asset that is acquired without any new or assumed debt financing secured directly by the acquired asset at the time of its acquisition, an amount equal to 63.0% of the purchase price for the acquisition, where the purchase price shall equal the amount paid or allocated to the acquisition (by purchase, investment or exchange), inclusive of expenses related thereto, but exclusive of any Loan Coordination Fee; or (4) the Company’s allocable portion of the fees in items 7(k)(1) – (3) related to any type of Real Estate Asset or Real Estate-Related Asset owned through a Joint Venture, based on the purchase price or other valuation of the Joint Venture and the Company's ownership percentage (defined as the percentage of the equity investment by all Company Entities in the Joint Venture compared to the total of all equity investments in the Joint Venture). In connection with the payment of any Loan Coordination Fee, the amount of that Loan Coordination Fee will be reduced by the aggregate amount of all Loan Coordination Fees and Loan Origination Fees previously paid on the same Real Estate Asset or Real Estate-Related Asset. The Company shall pay to the Manager or its permitted assignees the Loan Coordination Fee promptly upon the closing of the financing or refinancing.

2.	Definitions. Section 1(a) of the Management Agreement is amended as follows:

i.	the definition "Acquisition Fee" is deleted in its entirety;

ii.	the following definition(s) are added in alphabetical order:

"Loan Amount" has the meaning set forth in Section 7(a).

“Loan Coordination Fee” means the fee payable to the Manager or its assignees pursuant to Section 7(k).

“Loan Origination Fee” means the fee payable to the Manager or its assignees pursuant to Section 7(a).

iii.	the definition of "Acquisition Expenses" is deleted and replaced with the following:

“Acquisition Expenses” means any and all expenses, exclusive of Loan Origination Fees and Loan Coordination Fees, incurred by the Company, the Manager or any of their respective Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investment, whether or not acquired or funded, including legal fees and expenses, travel and communications expenses, property inspection expenses, third party brokerage or finder’s fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and expenses, survey expenses, closing costs and the costs of performing due diligence.

3.	Ratification; Effect on Management Agreement.

a.	Ratification. The Management Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed in all respects.

b.
Effect on the Management Agreement. On and after the date hereof, each reference in the Management Agreement to "this Agreement," "herein," "hereof," "hereunder," or words of similar import shall mean and be a reference to the Management Agreement as amended hereby.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the Execution Date, effective as of the Effective Date.
PREFERRED APARTMENT COMMUNITIES, INC.

By:	/s/ John A. Williams Name: John A. Williams Title: Chief Executive Officer
PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.

By:	Preferred Apartment Communities, Inc. its General Partner

By:	/s/ John A. Williams Name: John A. Williams Title: Chief Executive Officer
PREFERRED APARTMENT ADVISORS, LLC

By:	NELL Partners, Inc., its Managing Member

By:	/s/ John A. Williams Name: John A. Williams Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Fifth Amended and Restated Management Agreement]